                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section. 240.14a-11(c) or Section.
     240.14a-12



                              BELCO OIL & GAS CORP.

                (Name of Registrant as Specified in Its Charter)

                              BELCO OIL & GAS CORP.

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     1) Title of each class of securities to which transaction applies:________

     2) Aggregate number of securities to which transaction applies:___________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________________

     4) Proposed maximum aggregate value of transaction:


     5) Total fee paid: _______________________________________________________

[ ]  Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     1) Amount Previously Paid: _______________________________________________

     2) Form, Schedule or Registration Statement No: __________________________

     3) Filing Party: _________________________________________________________

     4) Date Filed: ___________________________________________________________

                       [BELCO OIL & GAS CORP. LETTERHEAD]



April 9, 1999




Dear Shareholders:

         On behalf of your Board of Directors and management, I cordially invite you to attend the 1999 Annual Meeting of Shareholders of Belco Oil & Gas Corp. to be held on Tuesday, May 18, 1999, at 11:00 a.m. New York time, at 522 Fifth Avenue (at 44th Street), 7th Floor, Rooms LPR 1 & 2, New York, New York.

         The principal items of business will be the election of seven directors, the approval of an amendment to the Belco Oil & Gas Corp. 1996 Nonemployee Directors' Stock Option Plan and the ratification of Arthur Andersen LLP as independent accountants.

         Information about the nominees and the proposed amendment, as well as other important information, is set forth in the accompanying Notice of Annual Meeting and Proxy Statement, which you are urged to read.

         It is important that your shares be represented at the meeting whether or not you plan to attend and regardless of the number of shares you own. Accordingly, please sign, date and mail promptly the enclosed proxy in the return envelope.

         Thank you for your continued support.



                                        Sincerely,



                                        ROBERT A. BELFER
                                        Chairman of the Board and
                                        Chief Executive Officer

                       [BELCO OIL & GAS CORP. LETTERHEAD]




                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON TUESDAY, MAY 18, 1999

TO OUR SHAREHOLDERS:

         The 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Belco Oil & Gas Corp., a Nevada corporation (the "Company"), will be held on Tuesday, May 18, 1999, at 11:00 a.m., New York time at 522 Fifth Avenue (at 44th Street), 7th Floor, Rooms LPR 1 & 2, New York, New York, for the following purposes:

         1. To elect seven directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

         2. To approve an amendment to the Belco Oil & Gas Corp. 1996 Nonemployee Directors' Stock Option Plan to increase the number of options granted annually to each non-employee director from 3,000 to 6,000;

         3. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as the Company's auditors for the year ending December 31, 1999; and

         4. To transact such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

         Holders of record of Belco Oil & Gas Corp. Common Stock at the close of business on March 31, 1999, will be entitled to notice of and to vote at the meeting or any adjournment(s) or postponement(s) thereof.

         You are cordially invited to attend the Annual Meeting. Shareholders who do not expect to attend the Annual Meeting are requested to sign and return the enclosed Proxy, for which a postage-paid, return envelope is enclosed. The Proxy must be signed and returned in order to be counted.

                                           By Order of the Board of Directors,



                                           DOMINICK J. GOLIO
                                           Secretary


New York, New York
April 9, 1999

                          [BELCO OIL & GAS CORP. LOGO]
                              BELCO OIL & GAS CORP.
                          -----------------------------

                                 PROXY STATEMENT
                          -----------------------------

                       1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 1999

                               GENERAL INFORMATION

         The enclosed proxy (the "Proxy") is solicited by and on behalf of the Board of Directors of Belco Oil & Gas Corp., a Nevada corporation (the "Company" or "Belco"), to be used at the 1999 Annual Meeting of its Shareholders (the "Annual Meeting") to be held on Tuesday, May 18, 1999 at 11:00 a.m. New York time at 522 Fifth Avenue (at 44th Street), 7th Floor, Rooms LPR 1 & 2, New York, New York, or at any adjournment(s) or postponement(s) thereof. The mailing address of the principal executive offices of the Company is 767 Fifth Avenue, 46th Floor, New York, New York 10153.

         This Proxy Statement and the related Proxy are first being mailed or given to the shareholders of the Company on or about April 14, 1999.

         The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the Proxy (a) by execution and submission of a revised Proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, the shares represented by the Proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon.

         The Company's Secretary will appoint inspectors of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting.

         The Board of Directors has established March 31, 1999 as the record date (the "Record Date") to determine shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, 31,786,600 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Holders of record at the close of business on the Record Date of the Common Stock will be entitled to one vote per share on all maters submitted to the Annual Meeting. Holders of record at the close of business on the Record Date of Belco's 6 1/2% Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), have no voting rights. The holders of a majority of the outstanding shares of Common Stock, present in person or by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. There are no other voting securities outstanding.

         The Company's Annual Report to Shareholders for the year ended December 31, 1998, including 10-K and financial statements, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy soliciting material.

         The cost of any solicitation of Proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of Proxies by telephone, telegraph or personal interview. The Company will request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their reasonable expenses in doing so.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

         At the Annual Meeting, seven directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named. Directors are elected upon receiving a plurality of votes cast in their favor from holders of the Common Stock, present or represented by Proxy, at the Annual Meeting. Under Nevada law, for the purposes of determining a plurality of votes cast for the election of directors, an abstention is not a "vote cast" for or against the election of a director and will have no affect on the outcome of the election. A broker non-vote will be counted for the purposes of determining the presence of a quorum but a broker non-vote will not be treated as a "vote cast" for determining the election of a director. Shareholders may not cumulate their votes in the election of directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

         Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

GRAHAM ALLISON, 59
Director since 1996

Dr. Allison is the Douglas Dillon Professor of Government, Harvard University. Until March 1994, he served as Assistant Secretary of Defense for Policy and Plans and continues to serve as Special Advisor to the Secretary of Defense. From 1977 to 1989, Dr. Allison was Dean of Harvard's John F. Kennedy School of Government. He was a founding member of the Trilateral Commission and a Director of the Council on Foreign Relations. He also formerly served as a Director of the Getty Oil Company, New England Securities and the Taubman Companies.

DANIEL C. ARNOLD, 69
Director since 1996

Mr. Arnold practiced law with the firm of Vinson & Elkins, L.L.P. in Houston, Texas from 1953 until 1983. From January 1983 through April 1988, Mr. Arnold served as Director, and as President and later Chairman of First City Bancorporation of Texas, Inc. Mr. Arnold held a number of positions, including serving as Chairman of the Board and Chief Executive Officer of Farm & Home Financial Corporation and its wholly owned subsidiary, Farm and Home Savings Association from February 1989 to April 1991. Currently, Mr. Arnold serves as Chairman of the Board of Trustees of Baylor College of Medicine, as Director of the Parkway Company and U.S. Physical Therapy, Inc., and is engaged primarily in managing personal investments.

ROBERT A. BELFER, 64
Director since 1996

Since March 1996 Mr. Belfer has been Chairman of the Board and Chief Executive Officer of the Company. From March 1996 to April 1, 1997, Mr. Belfer was also President of the Company. Mr. Belfer began his career at BPC in 1958 and became Executive Vice President in 1964, President in 1965 and Chairman of the Board in 1984. BPC was an independent oil and gas producer in the United States and abroad, which went public in 1959. It was one of the larger independent oil and gas companies in the United States and was included in Fortune's listing of the 500 largest industrial companies in the United States prior to merging with InterNorth, Inc. (now Enron Corp.) in 1983. Following the merger, Mr. Belfer became Chief Operating Officer of BelNorth Petroleum Corp., a combination of oil and gas producing operations of BPC and InterNorth. He resigned from his position with InterNorth in 1986 and pursued personal investments. In April 1992, Mr. Belfer founded the Company. In addition to his position at the Company, Mr. Belfer serves on the boards of Enron Corp. and NAC Re Corporation. Mr. Belfer received his undergraduate degree from Columbia College (A.B. 1955) and a law degree from the Harvard Law School (J.D. 1958).

LAURENCE D. BELFER, 32
Director since 1996

Mr. Belfer is Vice Chairman and Chief Operating Officer of Belco. Mr. Belfer joined the Company as Vice President in September 1992. He was promoted to Executive Vice President in May 1995 and Chief Operating Officer in December 1995. He served as President from April 1997 through February 1999 when he was named Vice Chairman. He is a founder and Chairman of Harvest Management, Inc., a money management firm. Mr. Belfer graduated from Harvard University (B.A. 1988) and from Columbia Law School (J.D. 1992).

ALAN D. BERLIN, 59
Director since 1996

Mr. Berlin is a partner in the law firm of Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP, where he specializes in international energy matters, taxation and corporate law. For over five years prior to joining the firm in 1995, he was engaged in the private practice of law. Mr. Berlin was previously a special consultant to the United Nations Department of Technical Cooperation for Development and the Center for Transnational Corporations (1989-1994). Mr. Berlin has been appointed an Honorary Associate of the Centre for Petroleum and Mineral Law and Policy at the University of Dundee, Scotland, and is a member of the Association of International Petroleum Negotiators. Mr. Berlin was employed in various positions with BPC from 1977 to 1985 with his last position being President of BPC Peru. Mr. Berlin also serves as Secretary of Chaparral Resources, Inc.

JACK SALTZ, 67
Director since 1996

Mr. Saltz is a private investor in oil and gas, real estate development and other industries. He is President of OTS Corp., a real estate management company. He is also President of Highpro Corp., a firm that invests in oil and gas exploration projects. Mr. Saltz was a major stockholder of BPC and served BPC in many capacities including Director and Senior Vice President.

GEORGIANA SHELDON-SHARP, 75
Director since 1996

Ms. Sheldon-Sharp has over 30 years of experience in the executive and legislative branches of the federal government, as well as politics and private business. Her areas of expertise include defense, foreign affairs and fossil and nuclear energy. She served as Acting Chairman and Commissioner of the Federal Energy Regulatory Commission from 1977 to 1985 and served on the Board of Directors of Enron Corp. from 1985 to 1993. Ms. Sheldon-Sharp served on the Board of Trustees of Keuka College and the Federal Woman's Award, Inc. and is presently a member of the Executive Committee of the United States Energy Association World Energy Conference.

         Laurence D. Belfer is the son of Robert A. Belfer. Jack Saltz is the brother-in-law of Robert A. Belfer and the uncle of Laurence D. Belfer.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors held four regularly scheduled meetings and three special meetings during the Company's fiscal year ended December 31, 1998. The Board of Directors also acted by Unanimous Written Consent three times during 1998. The Board of Directors has standing audit, compensation, executive and stock option committees.

         AUDIT COMMITTEE. The Audit Committee, which currently consists of Graham Allison, Daniel C. Arnold and Georgiana Sheldon-Sharp, is responsible for recommending to the Board of Directors each year the engagement of a firm of independent auditors to review the Company's accounting and internal control systems and principal accounting policies and procedures and overseeing the entire independent audit function. The Audit Committee met one time and acted by unanimous written consent one time during the fiscal year ended December 31, 1998.

         COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Robert A. Belfer, Alan D. Berlin and Jack Saltz, is responsible for determining the salaries of the officers of the Company. The Compensation Committee met one time during the fiscal year ended December 31, 1998.

         EXECUTIVE COMMITTEE. The Executive Committee, which currently consists of Robert A. Belfer, Laurence D. Belfer and Jack Saltz, is responsible for aiding and assisting the Company's management in the day-to-day operation of the Company. The Executive Committee did not meet during the fiscal year ended December 31, 1998.

         STOCK OPTION COMMITTEE. The Stock Option Committee, which currently consists of Alan D. Berlin and Jack Saltz, is responsible for the administration of the Stock Incentive Plan and the Performance Unit Plan. The Stock Option Committee took action by unanimous written consent six times in 1998.

         During the year ended December 31, 1998, each Director attended at least 75% of the total number of meetings of the Board and the committees on which the Director served.


                                   PROPOSAL II
                          APPROVAL OF AMENDMENT TO THE
                  1996 NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

        In 1996, the Board of Directors adopted, and the sole stockholder approved, the Company's 1996 Nonemployee Directors' Stock Option Plan (the "Directors' Plan"). The Board of Directors has now adopted, subject to stockholder approval, an amendment to the Directors' Plan to increase the number of options granted annually to each non-employee director from 3,000 to 6,000 beginning with this 1999 Annual Meeting.

         The Directors' Plan is intended as an incentive to attract and retain as independent directors of the Company persons of training, experience and ability, to encourage the sense of proprietorship of such persons and to stimulate their active interest in the development and financial success of the Company.

        Under the Directors' Plan, as proposed to be amended, directors of the Company who are not officers or employees of the Company or any of its subsidiaries ("Non-Employee Directors") each receive, as of the date of each annual meeting of the shareholders of the Company, a nonqualified stock option to purchase 6,000 shares of Common Stock. Upon the exercise of the nonqualified option, the holder recognizes ordinary income equal to the difference between the then fair market value of the shares acquired and the exercise price. The Company will be entitled to a tax deduction for the same amount. There are currently five persons eligible to participate in the Directors' Plan. Each option has an exercise price equal to the fair market value of the Common Stock on the New York Stock Exchange on the date of grant. The exercise price may be paid in cash, in shares of Common Stock having a fair market value equal to the purchase price thereof, or by a combination of such means of payment. The number of shares covered by each option and the exercise price per share will be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by the Company. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of options granted under the Directors' Plan cannot, on the date of the grant of any such option, exceed an amount equal to 0.5% of the number of then outstanding shares of Common Stock. Shares issuable pursuant to the Directors' Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose.

        Options granted under the Directors' Plan have a maximum term of ten years and vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the occurrence of a "Change of Control" (defined in the Directors' Plan) while a Non-Employee Director is a member of the Board of Directors, or in the event that a Non-Employee Director's membership on the Board of Directors terminates by reason of death or disability, each option then held by such Non-Employee Director will be exercisable in full.

        The Directors' Plan originally provided for the granting of 3,000 options to each nonemployee director at each annual meeting. Approval of the amendment will result in each nonemployee director receiving an option to purchase 6,000 shares as of the date of the 1999 Annual Meeting and each subsequent annual meeting.

        Approval of the amendment will require the affirmative vote of a majority of the shares of Common Stock, present or represented by Proxy, at the Annual Meeting. For this purpose, abstentions will be counted as votes against the proposal. Broker non-votes will be counted for the purposes of determining the presence of a quorum but a broker non-vote will not be treated as voting on the proposal. The persons named on the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the approval of the amendment to the Directors' Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THIS AMENDMENT.


                                  PROPOSAL III
                     RATIFICATION OF APPOINTMENT OF AUDITORS

         Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1999. The Company is advised that no member of Arthur Andersen LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

         Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by Proxy and entitled to vote at the Annual Meeting. Under Nevada law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority has been achieved.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

         In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         The table below sets forth as of the Record Date (i) the name and address of each person known by management to own beneficially more than 5% of the Company's outstanding Common Stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares of the class owned and (ii) the number and percentage of outstanding shares of Common Stock and Preferred Stock beneficially owned by each of the Company's director nominees and named executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

         The Company knows of no one who beneficially owns in excess of five percent of a class of the Company's capital stock except as set forth in the table below.

                                                                               Amount and Nature of
          Title of Class                  Name and Address of               Beneficial Ownership as of     Percent of
             of Stock                      Beneficial Owner                     March 31, 1999(1)             Class
             --------                      ----------------                     -----------------             -----
       Common                 ROBERT A. BELFER**                                 11,262,190(2)                34.8%
       Convertible            767 Fifth Avenue, 46th Floor
         Preferred            New York, New York  10153                             546,000(3)                12.8%
       Common                 RENEE E. BELFER                                     4,336,264(4)                13.6%
                              767 Fifth Avenue, 46th Floor
                              New York, New York  10153
       Common                 LAURENCE D. BELFER**                                2,748,296(5)                 8.6%
                              767 Fifth Avenue, 46th Floor
                              New York, New York  10153
       Common                 JACK SALTZ**                                        2,107,375(6)                 6.6%
       Convertible            767 Fifth Avenue, 46th Floor
         Preferred            New York, New York  10153                              60,000                    1.4%
       Common                 SALTZ INVESTMENT GROUP                              1,883,223                    5.9%
                              767 Fifth Avenue, 46th Floor
                              New York, New York  10153
       Common                 ROBERT A. BELFER DESCENDANT'S TRUST                 1,642,040                    5.2%
                              (FORMERLY 1983 GRANTOR TRUST)
                              767 Fifth Avenue, 46th Floor
                              New York, New York  10153
       Common                 JOINT ENERGY INVESTMENTS                            1,666,667(7)                 5.0%
                              LIMITED PARTNERSHIP
                              1400 Smith Street
                              Houston, TX  77002
       Common                 JARL P. JOHNSON                                        26,258(8)                  *
       Convertible
         Preferred                                                                    2,000                     *
       Common                 DOMINICK J. GOLIO                                     192,362(9)                  *
       Common                 GRANT HENDERSON                                       146,258(10)                 *
       Convertible
         Preferred                                                                    2,000                     *
       Common                 SHIV SHARMA                                           312,054(11)                 *
       Common                 GRAHAM ALLISON**                                        7,000(12)                 *
       Common                 DANIEL C. ARNOLD**                                     42,000(12)(13)             *
       Common                 ALAN D. BERLIN**                                        7,500(12)                 *
       Common                 GEORGIANA H. SHELDON-SHARP**                            8,500(12)                 *
       Common                 ALL DIRECTORS AND EXECUTIVE OFFICERS AS A          16,913,806(14)               51.7%
                              GROUP

--------------------------------
*      Less than 1%
**     Director

(1) Under the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right.

(2) Does not include shares owned by Robert A. Belfer's spouse, children or trusts of which his children or grandchildren are beneficiaries, totaling 8,053,490 shares, of which he disclaims beneficial ownership. Includes 800,000 shares held by Robert A. Belfer as Trustee of the Robert A. and Renee E. Belfer Family Foundation of which he disclaims beneficial ownership. Includes 546,000 shares of Preferred Stock convertible into Common Stock at a conversion rate of 1.1292 shares of Common Stock for each share of Preferred Stock.

(3) Includes 140,000 shares of Preferred Stock owned by A & B Investors, Inc. of which Mr. Belfer is a 50% owner. Does not include 18,000 shares owned by Robert A. Belfer's spouse.

(4)    Renee E. Belfer is the spouse of Robert A. Belfer and mother of Laurence
       D. Belfer. Includes 1,510,338 shares held by trusts of which Renee E. Belfer is sole trustee and the beneficiaries of which are her children. Includes 18,000 shares of Preferred Stock convertible into Common Stock at a conversion rate of 1.1292 shares of Common Stock for each share of Preferred Stock.

(5) Includes (i) 557,674 shares held by a trust of which Laurence D. Belfer is sole trustee and the beneficiaries of which are Laurence D. Belfer and his two sisters (ii) 100,000 shares held by his spouse and (iii) options to purchase 56,000 shares of Common Stock.

(6) Includes 1,883,223 shares held by Saltz Investment Group, LLC, a limited liability company of which Mr. Saltz is sole managing director and 150,000 shares held by the Jack and Anita Saltz Foundation, Inc. of which Mr. Saltz is the trustee. Does not include 259,654 shares held by trusts of which Mr. Saltz's wife is trustee and the beneficiaries of which are his children, and of which he disclaims beneficial ownership. Includes options to purchase 6,000 shares of Common Stock pursuant to the 1996 Nonemployee Directors' Stock Option Plan. Includes 60,000 shares of Preferred Stock convertible into Common Stock at a conversion rate of
       1.1292 shares of Common Stock for each share of Preferred Stock.

(7) Represents 1,666, 667 Warrants to purchase 1,666,667 shares of Common Stock at an exercise price of $27.50 per share of Common Stock.

(8) Includes (i) 2,000 shares of Preferred Stock convertible into Common Stock at a conversion rate of 1.1292 shares of Common Stock for each share of Preferred Stock and (ii) options to purchase 8,000 shares of Common Stock.

(9) Includes options to purchase 33,000 shares of Common Stock. Includes 6,150 shares owned by Dominick J. Golio's spouse and children, of which he disclaims beneficial ownership.

(10) Includes (i) 2,000 shares of Preferred Stock convertible into Common Stock at a conversion rate of 1.1292 shares of Common Stock for each share of Preferred Stock and (ii) options to purchase 24,000 shares of Common Stock.

(11)   Includes options to purchase 24,000 shares of Common Stock.

(12) Includes options to purchase 6,000 shares of Common Stock pursuant to the 1996 Nonemployee Directors' Stock Option Plan.

(13) Includes 25,000 shares owned by three limited partnerships of which Mr. Arnold is the Managing General Partner and has shared voting and investment power.

(14) Does not include 4,701,298 shares owned by the spouses of the directors and officers as a group. If included, the total number of shares owned by the directors and officers as a group would be 21,615,104 which would constitute 66.0% of the class of stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. The Company believes that all reports required to be filed by such persons under
Section 16(a) with respect to 1998 transactions have been timely filed, except one Form 4 for Mr. Laurence D. Belfer was filed late and one Form 5 and three Forms 4 for Ms. Georgiana Sheldon-Sharp were filed late. Mr. Graham Allison failed to report the purchase of 20,000 shares in 1996.

                             EXECUTIVE COMPENSATION
                              AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth for the fiscal years ending December 31, 1996, 1997 and 1998, the cash compensation of (i) the Company's chief executive officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").


                                                          ANNUAL                    LONG-TERM COMPENSATION
                                                       COMPENSATION                         AWARDS

                                                  ------------------------
                                                                              ----------------------------------
                                                                                                   SECURITIES
                                                                                                   UNDERLYING
                                                                              RESTRICTED STOCK    OPTIONS/SARS     ALL OTHER
  NAME AND PRINCIPAL POSITION                YEAR    SALARY($)    BONUS($)      AWARDS ($)(1)     (# OF SHARES)  COMPENSATION ($)
  ---------------------------                ----    ---------    --------     --------------     -------------  ----------------
  ROBERT A. BELFER                           1998    $ 180,047          --              --                --        $  5,610(2)
     Chairman of the Board and               1997    $ 179,769          --              --                --        $  4,800(3)
       Chief Executive Officer               1996    $ 112,500          --              --                --              --

  JARL P. JOHNSON (4)                        1998    $ 251,848          --       $ 162,500(5)         20,000        $  7,785(6)
     Senior Vice President-Operations        1997(7) $  20,833    $ 12,630              --            20,000              --

  DOMINICK J. GOLIO                          1998    $ 233,416          --       $  81,250(8)         50,000        $  6,863(9)
     Senior Vice President-Finance, Chief    1997    $ 182,231    $ 10,000              --            20,000        $  4,800(3)
     Financial Officer, Secretary and        1996    $ 176,658          --       $ 475,000(10)        30,000        $  1,145(3)
     Treasurer

  GRANT W. HENDERSON                         1998    $ 224,306          --       $ 225,000(11)       100,000        $  8,100(12)
     President                               1997(7) $  18,750    $ 11,420              --            20,000              --

  SHIV K. SHARMA                             1998    $ 212,482          --              --            10,000        $  5,691(13)
      Senior Vice President-                 1997    $ 206,539          --              --            15,000        $  4,800(3)
      Engineering                            1996    $ 204,077          --       $  95,000(14)        30,000        $  4,750(3)


------------------------------

(1) Each of the grants of restricted stock vest 20% per year beginning at the first anniversary date of the grant. Holders of restricted stock are entitled to receive dividends, if and when declared by the Board of Directors. As of December 31, 1998, the Named Executive Officers had the following number of restricted shares having a value (based on the closing price of the Company's unrestricted common stock at December 31, 1998 of $5.5625) as follows: Jarl P. Johnson 10,000 shares, value $55,625; Dominick J. Golio 30,000 shares, value $166,875; Grant W. Henderson 20,000 shares, value $111,250; Shiv K. Sharma 5,000 shares, value $27,813.

(2) This amount includes $4,800 contributed by the Company under the Company's 401(k) profit sharing plan and $810 paid by the Company for life insurance premiums.

(3) Represents the amount contributed or accrued by the Company under the Company's 401(k) profit sharing plan.

(4) Mr. Johnson retired from his full time position with the Company effective March 1, 1999 and is therefore not currently an executive officer of the Company.

(5) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (10,000) by the closing market price of the Company's unrestricted common stock on April 7, 1998, the date of the grant ($16.25).

(6) This amount includes $7,200 contributed by the Company under the Company's 401(k) profit sharing plan and $585 paid by the Company for life insurance premiums.

(7) Messrs. Johnson and Henderson's compensation for 1997 only includes compensation after November 26, 1997, the date the Company acquired Coda Energy, Inc., the former employer of Messrs. Johnson and Henderson.

(8) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (5,000) by the closing market price of the Company's unrestricted common stock on April 7, 1998, the date of the grant ($16.25).

(9) This amount includes $6,000 contributed by the Company under the Company's 401(k) profit sharing plan and $863 paid by the Company for life insurance premiums.

(10) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (25,000) by the closing market price of the Company's unrestricted common stock on March 25, 1996, the date of the grant ($19.00).

(11) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (10,000) by the closing market price of the Company's unrestricted common stock on April 7, 1998, the date of the grant ($16.25) plus the number of shares of restricted stock granted (10,000) by the closing market of the Company's unrestricted common stock on November 2, 1998, the date of the grant ($6.25).

(12) This amount includes $7,200 contributed by the Company under the Company's 401(k) profit sharing plan and $900 paid by the Company for life insurance premiums.

(13) This amount includes $4,800 contributed by the Company under the Company's 401(k) profit sharing plan and $891 paid by the Company for life insurance premiums.

(14) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (5,000) by the closing market price of the Company's unrestricted common stock on March 25, 1996, the date of the grant ($19.00).

STOCK OPTIONS GRANTED IN 1998 AND YEAR-END VALUES

         The following table contains certain information concerning Incentive Stock Options and Non-Statutory Stock Options to purchase Common Stock granted in fiscal 1998, pursuant to the Company's 1996 Stock Incentive Plan, to the Named Executive Officers.



                                  INDIVIDUAL GRANTS
  ----------------------------------------------------------------------------------
                           NUMBER OF     % OF TOTAL                                     POTENTIAL REALIZABLE VALUE AT
                          SECURITIES      OPTIONS                                       ASSUMED ANNUAL RATES OF STOCK
                          UNDERLYING     GRANTED TO   EXERCISE OR                       PRICE APPRECIATION FOR OPTION
                            OPTIONS      EMPLOYEES     BASE PRICE     EXPIRATION                   TERM (2)
          NAME           GRANTED(#)(1)    IN 1998      ($/SHARE)         DATE                5%($)          10%($)
          ----           -------------    -------      ---------         ----                -----          ------
  ROBERT A. BELFER            ---           ---           ---             ---                 ---             ---

  JARL P. JOHNSON           20,000(3)      4.8%         $10.00         5/29/08            $125,800       $  318,800

  DOMINICK J. GOLIO         50,000(4)     12.0%         $10.00         5/29/08            $314,500       $  797,000

  GRANT W. HENDERSON       100,000(5)     24.0%         $10.00         5/29/08            $629,000       $1,594,000

  SHIV K. SHARMA            10,000(6)      2.4%         $10.00         5/29/08            $ 62,900       $  159,400

------------------

(1) The options expire 10 years from the date of grant and vest 20% on the first and each succeeding one year anniversary of the date of the grant. All options were granted under Company's 1996 Stock Incentive Plan.

(2) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

(3) 11,148 are incentive stock options; 8,852 are non-statutory stock options

(4) 12,325 are incentive stock options; 37,675 are non-statutory stock options.

(5) 17,148 are incentive stock options; 82,852 are non-statutory stock options.

(6) 4,000 are incentive stock options; 6,000 are non-statutory stock options.

STOCK OPTION YEAR-END VALUES

         No options were exercised by the Company's executive officers during the fiscal year ended December 31, 1998. The following table sets forth information about the unexercised options to purchase Common Stock held by the Named Executive Officers at December 31, 1998.

                              NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-THE-MONEY
NAME                         UNEXERCISED OPTIONS AT 12/31/98(#)          OPTIONS AT 12/31/98 ($) (1)
----                       ---------------------------------------    -----------------------------------
                             EXERCISABLE          UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
                           -----------------    ------------------    --------------    -----------------
ROBERT A. BELFER                    --                  --                  --                 --
JARL P. JOHNSON                  4,000               36,000                 --                 --
DOMINICK J. GOLIO               16,000               84,000                 --                 --
GRANT W. HENDERSON               4,000               116,000                --                 --
SHIV K. SHARMA                  15,000               40,000                 --                 --

---------------------------

(1) None of the stock options were in-the-money as of December 31, 1998 based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998 of $5.5625.

DIRECTOR COMPENSATION

         Pursuant to the Directors' Plan (see Proposal II) each Non-Employee Director received an option to purchase 3,000 shares of Common Stock at the 1998 annual meeting of shareholders of the Company. Therefore, on May 13, 1998, each of Messrs. Arnold, Berlin, Saltz, Dr. Allison and Ms. Sheldon-Sharp were granted an option to purchase 3,000 shares of Common Stock at an exercise price of $12.47 per share (the fair market value of the Common Stock on the New York Stock Exchange on such date) pursuant to the Directors' Plan.

         During 1998, each Non-Employee Director of the Company received an annual retainer of $10,000 payable quarterly in arrears, and was reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

EMPLOYMENT AGREEMENTS

         Messrs. Jarl P. Johnson and Grant W. Henderson have employment agreements (the "Employment Agreements") with the Company which became effective on February 16, 1996. The Employment Agreements are for a period of three years and five years, respectively, from February 16, 1996 and provide for the payment of base salaries, together with other benefits generally available to employees of the Company, and positions with the Company.

         Mr. Johnson retired from his full time position with the Company effective March 1, 1999, and his Employment Agreement was amended to extend the term, on a part time consulting basis, through February 2000.

         Both Employment Agreements provide that Messrs. Johnson and Henderson would receive their respective salaries for the remaining term of their respective Employment Agreements if the Company were to terminate them other than for cause. Both Employment Agreements provide that Messrs. Johnson and Henderson agree not to compete with the Company for a period of six months after their respective voluntary termination or termination for cause.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

         The Compensation Committee's principal duties are to determine the salaries of the officers of the Company.

         EXECUTIVE COMPENSATION. The Committee believes that compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also serve to align the interests of executive officers with those of shareholders. To achieve these ends, in addition to a competitive base salary, the Company has adopted long-term incentive compensation plans that are dependent upon the performance of the Company's Common Stock. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to Section

162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

         BASE SALARY. While the Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain managers who are highly talented, the Committee has established a philosophy of generally providing moderate base salaries together with significant incentive compensation opportunities, primarily in the form of restricted stock and stock options, in order to strongly emphasize pay-for-performance and align executive and shareholder economic returns. The specific competitive markets considered in determining base salaries depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. The Committee intends to review the executive group's salaries on an annual basis and adjust them if they deviate substantially from salary levels implied by market data.

       PERFORMANCE UNIT PLAN AND STOCK OPTION PLAN. The Performance Unit Plan and Stock Incentive Plan are administered by the Stock Option Committee.

       PERFORMANCE UNIT PLAN The Company's Performance Unit Plan authorizes the Stock Option Committee to award Performance Units to employees of the Company prior to the beginning of each Plan Year. No employee may receive more than 250,000 Performance Units in any one Plan Year. A Performance Unit has a Performance Period which is four consecutive calendar years (sixteen quarters) beginning with and including the calendar year for which the Performance Unit is granted. Each Performance Unit has an initial value of $1.00. The payment value at the end of the Performance Period (or any other period as may be determined by the Stock Option Committee) will be based on the Company's Total Shareholder Return Ranking Position compared to that of a Peer Group. If the Company ranks first, the Performance Unit is worth $2.00 and if the Company ranks lower than sixth the Performance Unit has no value. The Company must rank third to maintain the initial value of $1.00. No Performance Units were granted in 1998.

       STOCK INCENTIVE PLAN The Company's Stock Incentive Plan authorizes the Stock Option Committee to award (the "Award") incentive stock options, nonstatutory stock options and restricted stock to employees of the Company. The aggregate maximum number of shares that may be issued pursuant to Awards granted under the Plan is 2,250,000 shares of Common Stock. The Committee determined that this number was comparable, as a percentage of outstanding stock, to the number of shares available for grant under stock option plans of the companies comprising its peer group at the time. The Committee generally grants incentive stock options; however, in the case of the value of a grant of stock options totaling more than $100,000, the Stock Option Committee will grant the remainder as non-statutory stock options, both at an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. Options generally have ten-year terms, with exercise restrictions that lapse over a five-year period.

         The Stock Option Committee also grants awards of Restricted Stock which are shares of Common Stock that are subject to forfeiture under the circumstances specified by the Committee at the time of the award of such shares.

         Stock option grants are designed to align the long-term interests of the Company's employees with those of its shareholders by directly linking compensation to shareholder return, as well as by enabling employees to develop and maintain a significant, long-term equity ownership position in the Company. During 1998, options were granted to Messrs. Jarl P. Johnson, Dominick J. Golio, Grant W. Henderson and Shiv K. Sharma for the foregoing reasons and to provide such Named Executive Officers with further incentive with respect to the Company's future performance.

         401(K) PLAN. Under the Company's 401(k) profit sharing plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Code). The plan provides that a 50% match or a 75% match (depending on tenure with the Company) of up to 6% of employee deferrals may be made by the Company in cash. The amounts held under the plan are to be invested among various investment funds maintained under the plan in accordance with the directions of each participant.

         Salary deferral contributions are 100% vested. Matching contributions are vested over a period of five years at the rate of 20% per year (except that certain employees are 100% vested because of a grandfathering provision). If a participant terminates employment with the Company after attaining age 65 or by reason of death or disability, however, the participant will be fully vested in his or her share of Company matching contributions. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment. In addition, hardship distributions to participants under the plan depends on the level of the participant's elective deferrals under the plan, the amount of company matching contributions made to the plan and the performance of the investment funds maintained under the plan in which contributions are invested.

       CHIEF EXECUTIVE OFFICER COMPENSATION. The Company's executive compensation philosophy for the compensation of the Company's Chief Executive Officer, Robert A. Belfer, is a competitive, but conservative, base salary.

          Compensation Committee            Stock Option Committee
          ----------------------            ----------------------
          Robert A. Belfer                  Alan D. Berlin
          Alan D. Berlin                    Jack Saltz
          Jack Saltz

TRANSACTIONS WITH MANAGEMENT AND CERTAIN SHAREHOLDERS

         Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors and shareholders.

         The Company has entered into a substantial portion of its natural gas and crude oil commodity swap agreements and option agreements with Enron Capital & Trade Resources Corp. ("ECT"), a wholly owned subsidiary of Enron Corp. Mr. Robert A. Belfer is a member of the Board of Directors of Enron Corp. These agreements were entered into in the ordinary course of business of the Company and are on terms that the Company believes are no less favorable than the terms of similar arrangements with third parties. Pursuant to the terms of these agreements the Company paid ECT a net amount of approximately $1.66 million in fiscal year 1998. The amount of future payments (as well as whether payments will be made by the Company to ECT or vice versa) is affected by fluctuations in energy commodity prices. The Company believes that it and ECT will continue to enter into similar arrangements throughout 1999.

         The Company sells, from time to time, crude oil products to ECT, Enron Reserve Acquisition Corp. and Enron Oil Trading & Transportation Energy Corp. (all of which are subsidiaries of Enron Corp.) on a competitive basis.

         The Company pays Robert A. Belfer, Chairman of the Board and Chief Executive Officer, a fee of $250,000 per annum for office space and services provided through such office. This fee is indexed to the consumer price index. The fee is based on the actual cost of such office space pro-rated to the amount utilized in Company operations. The Company believes the fee compares favorably to the terms which might have been available from a non-affiliated party.

         Certain officers and employees of the Company have loans outstanding to the Company. These loans were made to enable such persons to finance their purchase of interests in oil and gas properties prior to the initial public offering of the Company's Common Stock (the "Offering"). As part of the Offering such persons were issued shares of Common Stock in exchange for their interests. The loans remain outstanding and are secured by certain of such shares of Common Stock. The loans have been modified to provide for final maturity on July 1, 2001, and all outstanding principal will be due at such date. The loans may be prepaid at any time at the option of the borrower. The interest rate on each of the loans is 5.5%. The officers of the Company who have received such loans, and the principal amounts of their loans plus accrued interest as applicable as of December 31, 1998 are as follows: Dominick J. Golio -- $298,402, Shiv K. Sharma -- $477,392, and George Sheffer -- $124,012.

         Mr. Alan D. Berlin, a director of the Company, is a partner in the law firm of Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP, which the Company retained in 1998 for one matter.

         The officers of the Company have other business positions that they will continue to pursue independent of the Company; however, none of these interests are related to the oil and gas business of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors consists of Robert
A. Belfer, Alan D. Berlin and Jack Saltz. Robert A. Belfer is Chairman of the Board of Directors and Chief Executive Officer of the Company. During 1998 there were no compensation committee interlocks between the Company and any other entity. For a description of transactions in 1998 with Robert A. Belfer, see "Transactions with Management and Certain Shareholders" above.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based on the following assumptions:

         1. $100 was invested in the Company's Common Stock, the S&P 500 and the Old Peer Group and the New Peer Group (both as defined below) on March 25, 1996 at the initial public offering price of the Company's Common Stock of $19.00 per share and the closing price of the stocks comprising the S&P 500, the Old Peer Group and the New Peer Group, respectively, on such date. The Company's Common Stock began trading on the New York Stock Exchange on March 26, 1996.

         2. Peer group investment is weighted based upon the market capitalization of each individual company within the peer group at the beginning of the period.

         3.       Dividends are reinvested on the ex-dividend dates.

         The companies that comprise the Company's current peer group (the "New Peer Group") are as follows: Barrett Resources Corporation, Cabot Oil & Gas Corp., Chesapeake Energy Corp., Cross Timbers Oil Co., Seagull Energy Corp., Vintage Petroleum Inc., Denbury Resources, Inc., Forest Oil Corporation, HS Resources, Inc., Range Resources Corporation, and Nuevo Energy Company. The New Peer Group differs from the one used by the Company last year. The Company believes that the New Peer Group more closely resembles the Company's operations, asset base and business strategy.

         The companies that comprised the Company's old peer group (the "Old Peer Group") are as follows: Barrett Resources Corporation, Cabot Oil & Gas Corp., Chesapeake Energy Corp., Cross Timbers Oil Co., Forcenergy Gas Exploration, Newfield Exploration Co., Pioneer Natural Resources Company (which is the resulting corporation of a merger between Parker & Parsley Petroleum Corp. and Mesa Inc.), Seagull Energy Corp., United Meridien Corp., Union Pacific Resources Company, Vintage Petroleum Inc. Both the Old Peer Group and the New Peer Group are represented in the graph below.

------------------------------------------------------------------------
                       March 1996        1996           1997      1998
------------------------------------------------------------------------
Belco Oil & Gas          $100.00        $144.08        $ 99.01   $ 29.28
------------------------------------------------------------------------
S&P 500                  $100.00        $117.82        $157.12   $202.03
------------------------------------------------------------------------
New Peer Group           $100.00        $162.52        $129.93   $ 56.72
------------------------------------------------------------------------
Old Peer Group           $100.00        $137.59        $110.65   $ 45.60
------------------------------------------------------------------------

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person voting the Proxy.

                              SHAREHOLDER PROPOSALS

         Any shareholder who wishes to submit a proposal for inclusion in the proxy material and or presentation at the Company's 2000 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company at the address indicated in this Proxy Statement, so that the Secretary receives it no later than December 16, 1999, pursuant to Rule 14a-8 ("Rule 14a-8") promulgated under the Exchange Act. A shareholder proposal submitted outside of the parameters of Rule 14a-8 will be considered untimely if received by the Company after February 29, 2000.

                                             By Order of the Board of Directors



                                             DOMINICK J. GOLIO
                                             Secretary



April 9, 1999

                               INDEX TO EXHIBITS



EXHIBIT NO.              DESCRIPTION
-----------              -----------
  99(a)                  First Amendment to Belco Oil & Gas Corp. 1996
                         Nonemployee Directors' Stock Option Plan.

================================================================================
1. Election of Directors

     FOR all nominees       WITHHOLD AUTHORITY to vote        *EXCEPTIONS
     listed below           for all nominees listed below
           [X]                        [X]                         [X]

Nominees: GRAHAM ALLISON, DANIEL C. ARNOLD, ROBERT A. BELFER, LAURENCE D. BELFER, ALAN D. BERLIN, JACK SALTZ, GEORGIANA SHELDON-SHARP (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
*Exceptions ____________________________________________________________________

2. To approve an amendment to the Belco Oil & Gas Corp. 1996 Nonemployee Directors' Stock Option Plan which would increase the number of options granted annually to each of the non-employee directors from 3,000 to 6,000.

          FOR [X]              AGAINST [X]            ABSTAIN [X]

3. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as the Company's auditors for the year ending December 31, 1999.

          FOR [X]              AGAINST [X]            ABSTAIN [X]

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                                    Change of Address and
                                                    or Comments Mark Here  [X]

Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.

                                              Date: _____________________, 1999

                                      |       _________________________________
                                      |            Signature of Shareholder
                                      |
                           _ _ _ _ _ _|       _________________________________
                                              VOTES MUST BE INDICATED (X) IN
(PLEASE SIGN, DATE AND RETURN THIS PROXY      BLACK OR BLUE INK.  [X]
IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)
================================================================================



================================================================================

                             BELCO OIL & GAS CORP.
                         PROXY/VOTING INSTRUCTION CARD
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BELCO OIL
               & GAS CORP. FOR THE ANNUAL MEETING ON MAY 18, 1999

     The undersigned appoints Laurence D. Belfer, Robert A. Belfer and Dominick
J. Golio, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Belco Oil & Gas Corp. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 18, 1999, and at any adjournment or postponement thereof, as indicated on the reverse side.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


                                                 BELCO OIL & GAS CORP.
                                                 P.O. BOX 11395
                                                 NEW YORK, N.Y. 10203-0395
================================================================================